Exhibit 10.1

CALLON PETROLEUM COMPANY
EXECUTIVE SEVERANCE PAY PLAN

TABLE OF CONTENTS

i

CALLON PETROLEUM COMPANY
EXECUTIVE SEVERANCE PAY PLAN
Callon Petroleum Company and its direct and indirect domestic subsidiaries and affiliates (collectively, the “Company”), hereby adopts this Callon Petroleum Company Executive Severance Pay Plan for eligible employees of the Company (the “Plan”), effective as of September 21, 2022 (the “Effective Date”). The Plan is intended to offer “Severance Benefits” (as defined below) to eligible “Participants” (as defined below) in the event of an “Involuntary Termination” (as defined below) from the Company, which, for the avoidance of doubt, shall mean an Involuntary Termination that occurs in the absence of a “Change in Control” (as defined below). Participants in the Plan are eligible to concurrently participate in the Callon Executive Change in Control Severance Compensation Plan but shall only be entitled to benefits under either this Plan or the Callon Executive Change in Control Severance Compensation Plan, as determined by the Compensation Committee based on relevant facts and circumstances. Except as described in Article III below, this Plan supersedes any and all prior plans, policies or practices, written or oral, with respect to severance pay or benefits upon a termination of employment that may have previously applied to Participants. For the avoidance of doubt, Participants in the Plan are not eligible to participate in the Callon Petroleum Company Severance Pay Plan.
All provisions of the Plan relating to other employee benefit plans of the Company are expressly limited by the provisions of such other employee benefit plans. The provisions of the Plan may not grant or create any rights other than as expressly provided for under such other employee benefit plans.
The provisions of this instrument shall be construed and governed by the laws of the state of Texas. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I hereof.
I.DEFINITIONS.
For purposes of this Plan, capitalized terms used, but not otherwise defined herein, shall have the following meaning:
A.“Administrator” shall have the meaning set forth in Article XI.
B.“Accrued Obligations” means (i) payment to a Participant of all earned but unpaid base salary or wages through the date of termination; (ii) payment to a Participant, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which such Participant has a vested entitlement as of the date of termination; (iii) payment to a Participant of any accrued unused vacation in accordance with applicable Company policy; and (iv) payment to a Participant of any approved but not yet reimbursed business expenses incurred in accordance with applicable Company policy.
C. “Base Salary” means a Participant’s annual base compensation rate at the time immediately prior to the Participant’s termination of employment. For the avoidance of doubt, Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation.
D.“Board” means the Board of Directors of Callon Petroleum Company.

E.“Cause” means a determination by the Administrator that the Participant’s Employment has been terminated as a result of any of the following: (i) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Participant; (ii) the commission by the Participant of an act of fraud upon the Company; (iii) the misappropriation by the Participant of any funds or other property of the Company; (iv) the knowing engagement by the Participant without the written approval of the Board, in any activity which directly competes with the business of the Company, or which would directly result in material injury to the business or reputation of the Company; (v)(1) a breach by the Participant during the Participant’s employment with the Company of any of the restrictive covenants set out in any agreement between the Company and the Participant, or (2) the willful or negligent nonperformance of the Participant’s duties to the Company (other than by reason of the Participant’s illness or incapacity), and, for purposes of this clause (v), no act or failure to act on the Participant’s part shall be deemed “willful” unless it is done or omitted by the Participant not in good faith and without the Participant’s reasonable belief that such action or omission was in the best interest of the Company, (vi) any breach of the Participant’s fiduciary duties to the Company, including, without limitation, the duties of care, loyalty and obedience to the law; and (vii) the failure of the Participant to comply with the Company’s Code of Business Conduct and Ethics or other written Company policy as in effect from time to time, or to otherwise discharge his or her duties in good faith and in a manner that the Participant reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. Any determination of Cause by the Company pursuant to clause (v) or (vi) above will be made by a resolution approved by the Administrator, provided that no such determination may be made until the Participant has been given written notice detailing the specific Cause event and a period of ten (10) days following receipt of such notice to cure such event (if susceptible to cure as determined in the sole discretion of the Administrator) to the satisfaction of the Administrator. Notwithstanding anything to the contrary contained herein, the Participant’s right to cure as set forth in the preceding sentence will not apply if there are habitual or repeated breaches by the Participant.
F.“Change in Control” means the occurrence of one or more of the following:
1.The acquisition (other than directly from the Company) by any Person (other than an Exempt Person) of beneficial ownership of 30% or more of the total fair market value or total voting power of the Company’s Voting Stock, provided that if any Person owns 30% or more of the total voting power of the Company’s Voting Stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control;

2.Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3.Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets (which, for this purpose, shall be deemed to be 40% or more of the total gross fair market value of the Company’s assets) of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding Voting Stock of the parent entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s Voting Stock, (ii) no Person (excluding any Exempt Person) beneficially owns, directly or indirectly, 30% or more of the total fair market value or total voting power of the then outstanding Voting Stock of the parent entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors (or equivalent governing body) of the parent entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

G.“Code” means the Internal Revenue Code of 1986, as amended.
H.“Compensation Committee” means the Compensation Committee of the Board.
I.“Employment” means a Participant’s employment with the Company. For the sake of clarity, a transfer of employment between members constituting the Company will not be considered to be a termination of Employment.
J.“Exempt Person” means any of (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock.
K.“Involuntary Termination” means a termination of the Participant’s Employment by the Company (excluding death or disability) for a reason without Cause.
L.“Participant” shall mean those titles set forth on Exhibit B as determined in the sole discretion of the Administrator.
M.“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
N.“Severance Benefits” shall have the meaning set forth on Exhibit A.
O.“Voting Stock” means stock of any class or kind having the power to vote generally for the election of directors (or members of a comparable governing body).

II.ELIGIBILITY FOR SEVERANCE BENEFITS.
A Participant is eligible to receive Severance Benefits hereunder, if, and only if, the Administrator determines that all of the following conditions are met:
1.the Participant experienced an Involuntary Termination;
2.the Participant properly executes a release form prepared by the Company, submits it to the Company within the time period specified in the form, and does not revoke the release within the time period specified; and
3.the Participant remains an active employee with the Company until the ultimate date established by the Company as the employee’s termination date. For purposes of the immediately prior sentence a Participant shall be deemed “active” if on an approved leave of absence.
For the avoidance of doubt, a Participant is only eligible to receive Severance Benefits hereunder in the absence of a Change in Control. If a Participant experienced an Involuntary Termination in connection with a Change in Control, such Participant will be eligible to receive severance pay only as provided in a Change in Control Severance Compensation Agreement by and between the Company and the Participant, if applicable, or the Callon Petroleum Company Change in Control Severance Plan.
III.PLAN BENEFITS.
A.Accrued Obligations. In the event a Participant’s Employment is terminated for any reason, such Participant shall be entitled to receive the Accrued Obligations (as defined above). Participation in all benefit plans of the Company will terminate upon a Participant’s date of termination except as otherwise specifically provided in the applicable plan.
B.Severance Benefits. Upon an Involuntary Termination, a Participant who is eligible to receive Severance Benefits pursuant to Article II, shall receive Severance Benefits in addition to the Accrued Obligations, provided that such Participant executes within the time period specified therein (in no event less than 21 days), and does not timely revoke, a general release in substantially the form set forth on Exhibit C. The amount of Severance Benefits shall be determined in accordance with the terms of the Exhibit A to this Plan in the manner that the Administrator determines applies to the Participant. For the avoidance of doubt, the treatment of any equity- or cash-based incentive awards will be governed by the terms and conditions of the governing plan and award document.
C.No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amount payable to the Participant by the Company pursuant to the Plan and there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant.
IV.TAX MATTERS.
A.The Company may withhold and deduct from any benefits and payments, made or to be made pursuant to the Plan, all federal, state, local, and other taxes, and any other required deductions, in each case, as may be required pursuant to any law or governmental regulation or ruling.
It is intended that the payments and benefits set forth in Article III are, to the greatest extent possible, exempt from the application of Section 409A of the Internal Revenue Code (“Section 409A”) and the Plan shall be construed and interpreted accordingly. However, if the Company, or if applicable, the successor entity thereto, determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A, and that the Participant is a “specified employee” of the Company, or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the date that is six (6)-months after the Participant’s “separation from service” (as defined under Section 409A), and the Company, or if applicable, the successor entity thereto, shall (A) pay to the Participant a lump-sum amount equal to the sum of the payments that the Participant would otherwise have received during such six (6)-month period had no such delay been imposed; and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, a Participant’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate and distinct payments. Any benefits or reimbursements provided under this Plan shall be determined by reference to the objective and non-discretionary criteria set forth in the applicable Company benefit plans, the benefits, or reimbursements provided during one (1) taxable year to a Participant will not affect the benefits or reimbursements provided in any other taxable year, and the right to receive benefits or reimbursements is not subject to liquidation or exchange for any other benefit. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.
V.BENEFIT PLAN APPLICATION.
Severance Benefits paid under this Plan are not taken into account for purposes of contributions or benefits under any employee benefit plans. The period of coverage under any employee benefit plan is not extended due to the payment of Severance Pay.
VI.SEVERANCE BENEFITS IN CASE OF INCOMPETENCY.
If a Participant who is entitled to Severance Benefits is legally, physically, or mentally incapable of receiving or acknowledging payment of such Severance Benefits, the Company upon receipt of satisfactory evidence of such incapacity may, in its sole discretion, cause such Severance Benefits to be paid to some other person, persons, or institution on behalf of the Participant entitled to such benefit.
VII.SEVERANCE BENEFITS IN CASE OF DEATH.
If a Participant who is entitled to Severance Benefits dies after signing an unrevoked release form, but before the Severance Benefits are fully paid to such terminated Participant, the Severance Benefits will be paid to the estate of the terminated employee. If a Participant dies prior to signing a release form, but such Participant is otherwise eligible for Severance Benefits, the Severance Benefits will be paid to the estate of the terminated Participant if a representative of such estate timely executes and does not revoke a release form.

VIII.ASSIGNMENT OF SEVERANCE BENEFITS.
The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.
IX.FUNDING OF THE PLAN.
The Plan shall be funded out of the general assets of the Company and it shall not be prefunded.
X.GOVERNING LAW; WAIVER OF JURY TRIAL.
To the extent legally required, the Code shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code, the Plan shall be governed by the laws of the State of Texas, without regard to the choice of law principles thereof. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS PLAN SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS. EACH PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
XI.ADMINISTRATION.
The Board hereby appoints the Compensation Committee as the plan administrator (“Administrator”) unless and until such appointment is modified by the Compensation Committee. In determining the eligibility of participants for benefits and in construing the Plan’s terms, the Administrator has the power to exercise discretion in the construction of doubtful, disputed, or ambiguous terms or provisions of the Plan, in cases where the Plan instrument is silent, or in the application of Plan terms or provisions to situations not clearly or specifically addressed in the Plan itself. All decisions of the Administrator made on all matters within the scope of authority shall be final and binding upon all persons, including the Company, any trustee, all participants, their heirs and personal representatives, and all labor unions or other similar organizations representing participants.
XII.MODIFICATION AND TERMINATION OF PLAN.
The Company reserves the right to modify, suspend, or terminate the Plan at any time, in whole or in part, in such manner as it shall determine; provided, however, that no such modification or termination may (a) materially and adversely affect the benefits or protections provided hereunder to any Participant who has incurred a Qualifying Termination prior to the date of such amendment, modification or termination, or (b) for a period of sixty (60) days following the date of the amendment, without a Participant’s written consent, materially and adversely affect the benefits or protections provided hereunder to any Participant.
The Company may exercise its reserved rights of amendment, modification or termination (i) by written resolution by the Board, (ii) by written resolution by the Compensation Committee, or (iii) by written actions exercised by any other entity or person to which or to whom the Board or the Compensation Committee has specifically delegated rights of amendment, modification, or termination.

The Board hereby delegates to the Administrator the ability to amend or modify (but not to terminate) this Plan to the extent that such amendment or modification is not a material Plan design change.
XIII.RESTRICTIVE COVENANTS.
A.Noncompetition. If he or she becomes eligible for severance payments pursuant to Article III, Participant shall not, for a period of one (1) year after the date of termination, directly or indirectly, compete with the Company by providing services to any other person, partnership, association, corporation, or other entity that is an “Oil and Gas Business” in any geographic location where the Company operated as of the date of termination (the “Restricted Area”) if such services are in direct competition with the Company. As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing Oil and Gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, promoter, consultant, contractor, partner, member, joint venture, agent, equity owner (excluding as a passive equity owner) or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business. The above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Plan for whatever reason. Any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Article XIII.A is too broad to be enforced as written, the court shall reform the provision to such narrower scope as it determines to be reasonable and enforceable.
B.Nonsolicitation. If Participant becomes eligible for severance payments pursuant to Article IIII, for a period of one (1) year after the date of termination, Participant shall not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of the Company to leave the employment of the Company, nor shall he or she use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses of the Company’s employees. The above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Plan for whatever reason. Any invalidity or unenforceability of any one or more such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Article III.B is too broad to be enforced as written, the court shall reform the provision to such narrower scope as it determines to be reasonable and enforceable.
C.Nondisclosure of Trade Secrets. The Company promises to disclose to Participant and Participant, as a result of his or her employment by the Company, will receive, make use of, acquire, have access to and/or become familiar with, various trade secrets and proprietary and confidential information of the Company, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, method of doing business, identities, locations, performance and compensation levels of employees, and other confidential information (individually and collectively, “Trade Secrets”) which are owned by the Company and used in the operation of its business, and as to which the Company takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. The Trade Secrets:
(a)Are secret and not known in the industry;
(b)Give the Company an advantage over competitors who do not know or use the Trade Secrets;
(c)Are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and
(d)Are valuable, special, and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.
Participant shall not use in any way or disclose any of the Trade Secrets and confidential and proprietary information, directly or indirectly, either during or after the term of his or her employment, except as required in the course of his or her employment with the Company, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Participant. All files, records, documents, information, data, and similar items relating to the business of the Company, whether prepared by Participant or otherwise coming into his or her possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Company (except in the ordinary course of business during Participant’s period of active employment under this Plan), and in any event must be promptly delivered to the Company upon termination of Participant’s employment with the Company. Upon his or her receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, whether received during or after the term of Participant’s employment with the Company, Participant shall timely notify and promptly deliver a copy of the subpoena, process, or other request to the Company. For this purpose, the Company (including any attorney retained by the Company) shall be Participant’s true and lawful attorney-in-fact, to act in Participant’s name, place, and stead to perform any act that Participant might perform to defend and protect against any disclosure of any Trade Secrets.
The above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Plan for whatever reason. Any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Article XIII.C is too broad to be enforced as written, the court shall reform the provision to such narrower scope as it determines to be reasonable and enforceable.
D.Ownership. All inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and Trade Secrets which arise out of the performance of this Plan are the property of the Company.
E.No Disparaging Comments. Participant shall, and the Company shall use commercially reasonable efforts to direct officers and members of the board of directors to, refrain from any criticisms or disparaging comments about each other or in any way relating to

Participant's employment or separation from employment with the Company; provided, however, that nothing in this Plan shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either party that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the parties.
F.Protected Disclosures. Notwithstanding anything in this Plan to the contrary, nothing in this Plan will be construed to prohibit Participant from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. This Plan does not limit Participant’s right to receive an award for information provided to any governmental agency or regulatory body. Further, in accordance with the Defend Trade Secrets Act, Participant may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
G.Subsidiaries and Affiliates Included. Except where otherwise expressly provided, for all purposes of the obligations of Participant under this Article XIII, the phrase “the Company” refers to the Callon Petroleum Company and its Subsidiaries and Affiliates.
XIV.NOTICE
For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed. Each notice or other communication required or permitted under this Plan shall be in writing and transmitted or delivered by personal delivery, prepaid courier or messenger service (whether overnight or same-day), electronic mail (with hard copy to follow by regular mail) or prepaid certified or registered United States mail (with return receipt requested), addressed to the Company at its principal place of business and to Participant at his or her address as shown on the records of the Company, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Corporate Secretary of the Company, or to such other address provided in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt, or at such other address as the recipient has designated by notice to the other party.
Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. (local time of the recipient) on a business day, the notice or other communication shall be deemed given, received and effective on the next business day.
XV.CLAWBACK.
In the event of a Participant’s breach of any of the restrictive covenants set forth in Article XIII, the Participant’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Pay previously paid to such Participant will be immediately repaid to the Company by the Participant.

XVI.EFFECTIVE DATE.
This Plan was authorized by the Compensation Committee on September 21, 2022 and is effective for terminations on or after such date.
XVII.FURTHER INFORMATION.
The Human Resources department coordinates the administration of the Plan at the direction of the Administrator.
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Exhibit A
Severance Benefits
Unless otherwise determined by the Administrator, the terms of this Exhibit A will apply to Participants upon an Involuntary Termination.
1.Subject to a Participant’s satisfaction of the requirements under Article II of the Plan, upon an Involuntary Termination, the Participant shall be entitled to the payments and benefits set forth in (a) and (b) below (together, the “Severance Benefits”).
A.An amount equal to the “Severance Pay” which shall equal the sum of:
i.The Applicable Multiple, multiplied by the sum of the Participant’s (A) Base Salary and (B) Target Annual Bonus;
ii.Any earned but unpaid annual bonus for the calendar year prior to the year of the Involuntary Termination, based on the Company’s actual performance during such calendar year;
iii.An amount equal to a pro rata portion of Participant’s annual bonus for the calendar year of the Involuntary Termination, with the amount subject to proration to be calculated as set forth below, subject to proration based on the number of days in the calendar year Participant remained in Employment through the date of the Involuntary Termination:
1.If the Involuntary Termination occurs prior to July 1st: the Participant’s Target Annual Bonus; or
2.If the Involuntary Termination occurs on or after July 1st: the Participant’s actual annual bonus for the year in which the Involuntary Termination occurs, as determined by the Compensation Committee.
B.Subject to the Participant’s timely election under Section 4980B of the Code (commonly known as COBRA), the Company shall, at its expense, maintain in full force and effect for the Participant’s and his or her dependents’ continued benefit until twelve (12) months after the date of the Involuntary Termination, all medical, dental, and vision insurance coverage to which the Participant and his or her dependents were entitled immediately prior to date of the Involuntary Termination.
2.Except with respect to the pro rata bonus for any Involuntary Termination occurring on or after July 1st, the Severance Pay (less all applicable withholdings and deductions) will be paid in a lump sum as soon as practicable following the date the release signed by the Participant has become final and irrevocable. In no event, however, will the Severance Pay be paid later than the last day of the second taxable year following the taxable year in which occurs the Participant’s Involuntary Termination.
3.The pro rata bonus for any Involuntary Termination occurring on or after July 1st (less all applicable withholdings and deductions) will be paid in a lump sum as soon as practicable following the date on which the Compensation Committee has determined actual results with respect to such bonus at the same time bonuses are typically paid.
Ex. A

4.For purposes of this Exhibit A, the terms below shall have the following meaning:
A.“Applicable Multiple” means 2x for the Company’s Chief Executive Officer and 1.5x for Senior Vice Presidents and Vice Presidents.
B.“Target Annual Bonus” means the target annual bonus for the year in which an Involuntary Termination occurs.
Ex. A

Exhibit B

Participants

Title
Chief Executive Officer
Senior Vice Presidents
Vice Presidents
Ex. B

EXHIBIT C
FORM OF WAIVER AND RELEASE
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
1.In consideration of, and as a condition precedent to, the severance payments and benefits (the “Severance”) described in that certain Callon Petroleum Company Executive Severance Pay Plan (the “Plan”) effective as of _____, 2022 between Callon Petroleum Company, a Delaware corporation (the “Company”), and [____________________] (“Participant”), which were offered to Participant in exchange for a general waiver and release of claims (this “Waiver and Release”). Participant having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Participant has sustained or claimed, or may be entitled to claim, Participant, for himself or herself, and his or her heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Participant had, now has, or may have against the Released Parties relating in any way to Participant’s employment with the Company or termination thereof prior to and including the date of execution of this Waiver and Release, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Participant and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Waiver and Release. Notwithstanding anything to the contrary contained in this Waiver and Release, nothing in this Waiver and Release shall be construed to release the Company from any obligations set forth in the Plan.
2.Participant understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Participant’s employment with the Company and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date of execution of this Waiver and Release, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the date of execution of this Waiver and Release, regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment;
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breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his or her employment or the separation of his or her employment with the Company prior to and including the date of execution of this Waiver and Release.
3.In addition, Participant agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Plan or claims of Participant not released by and in this Waiver and Release.
4.In consideration of, and as a condition precedent to, the receipt of Severance defined in the Plan, Participant agrees to be bound by the following covenants:
A.Noncompetition. The Participant agrees that, if he or she becomes eligible for Severance pursuant to Article III of the Plan, he or she will not, for a period of one (1) year after the date of termination, directly or indirectly, compete with the Company by providing services to any other person, partnership, association, corporation, or other entity that is an “Oil and Gas Business” in any geographic location where the Company operated as of the date of termination (the “Restricted Area”) if such services are in direct competition with the Company. As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing Oil and Gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, promoter, consultant, contractor, partner, member, joint venture, agent, equity owner (excluding as a passive equity owner) or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business. The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of the Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of Article XIII.A of the Plan is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
B.Nonsolicitation. If Participant becomes eligible for Severance pursuant to Article IIII of the Plan, for a period of one (1) year after the date of termination, Participant shall not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of the Company to leave the employment of the Company, nor shall he or she use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses of the Company’s employees. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of the Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more such
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restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of Article III.B of the Plan is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
C.Nondisclosure of Trade Secrets. The Company promises to disclose to Participant and Participant acknowledges that in, and as a result of, his or her employment by the Company, he or she will receive, make use of, acquire, have access to and/or become familiar with, various trade secrets and proprietary and confidential information of the Company, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, method of doing business, identities, locations, performance and compensation levels of employees, and other confidential information (individually and collectively, “Trade Secrets”) which are owned by the Company and used in the operation of its business, and as to which the Company takes precautions to prevent dissemination to persons other than certain directors, officers, and employees. The Participant acknowledges and agrees that the Trade Secrets:
i.Are secret and not known in the industry;
ii.Give the Company an advantage over competitors who do not know or use the Trade Secrets;
iii.Are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and
iv.Are valuable, special, and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.
The Participant promises not to use in any way or disclose any of the Trade Secrets and confidential and proprietary information, directly or indirectly, either during or after the term of his or her employment, except as required in the course of his or her employment with the Company, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Participant. All files, records, documents, information, data, and similar items relating to the business of the Company, whether prepared by Participant or otherwise coming into his or her possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Company (except in the ordinary course of business during Participant’s period of active employment under the Plan), and in any event must be promptly delivered to the Company upon termination of Participant’s employment with the Company. The Participant agrees that upon his or her receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, whether received during or after the term of Participant’s employment with the Company, Participant shall timely notify and promptly deliver a copy
Ex. C-3

of the subpoena, process, or other request to the Company. For this purpose, the Participant irrevocably nominates and appoints the Company (including any attorney retained by the Company) as his or her true and lawful attorney-in-fact, to act in Participant’s name, place, and stead to perform any act that Participant might perform to defend and protect against any disclosure of any Trade Secrets.
The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of the Plan for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of Article XIII.C of the Plan is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
D.Ownership. All inventions, copyrightable material, business and/or technical information, marketing plans, customer lists, and Trade Secrets which arise out of the performance of the Plan are the property of the Company.
E.No Disparaging Comments. Participant shall, and the Company shall use commercially reasonable efforts to direct officers and members of the board of directors to, refrain from any criticisms or disparaging comments about each other or in any way relating to Participant's employment or separation from employment with the Company; provided, however, that nothing in the Plan shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either party that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the parties.
Participant acknowledges that in executing this Waiver and Release, he or she has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any other state constitution which may be deemed to apply) and rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company; provided, however, nothing in the Plan shall be deemed to prevent Participant from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency.
F.Protected Disclosures. Notwithstanding anything in the Plan to the contrary, nothing in the Plan will be construed to prohibit Participant from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. The Plan does not limit Participant’s right to receive an award for information provided to any governmental agency or regulatory body. Further, in
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accordance with the Defend Trade Secrets Act, Participant may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
G.Subsidiaries and Affiliates Included. Except where otherwise expressly provided, for all purposes of the obligations of Participant under Article XIII of the Plan, the phrase “the Company” refers to the Callon Petroleum Company and its Subsidiaries and Affiliates.
5.This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Participant disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Plan to the contrary, the Company and Participant further agree that nothing in this Waiver and Release or the Plan (i) limits Participant’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Participant’s right to receive an award for information provided to any Government Agencies.
6.Participant expressly acknowledges that he or she is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims he or she has or may have against the Released Parties including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), up to and including the date Participant signs this Waiver and Release including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. Participant further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he or she was already entitled in the absence of this waiver. Participant further acknowledges: (a) that he or she has been informed by this writing that he or she should consult with an attorney prior to executing this Waiver and Release; (b) that he or she has carefully read and fully understands all of the provisions of this Waiver and Release; (c) he or she is, through this Waiver and Release, releasing the Company and the other Released Parties from any and all claims he or she may have against any of them; (d) he or she understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he or she executes this Waiver and Release; (e) he or she has at least [twenty-one (21)] [forty-five (45)] days within which to consider this Waiver and Release; and (f) he or she has seven (7) days following his or her execution of this Waiver and Release to revoke the Waiver and Release; and (g) this Waiver and Release shall not be effective until the revocation period has expired and Participant has signed and has not revoked the Waiver and Release.
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7.Participant acknowledges and agrees that: (a) he or she has had reasonable and sufficient time to read and review this Waiver and Release and that he or she has, in fact, read and reviewed this Waiver and Release; (b) that he or she has the right to consult with legal counsel regarding this Waiver and Release and is encouraged to consult with legal counsel with regard to this Waiver and Release; (c) that he or she has had (or has had the opportunity to take) [twenty-one (21)] [forty-five (45)] calendar days to discuss the Waiver and Release with a lawyer of his or her choice before signing it and, if he or she signs before the end of that period, he or she does so of his or her own free will and with the full knowledge that he or she could have taken the full period; (d) that he or she is entering into this Waiver and Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he or she is not relying upon any oral representations made to him or her regarding the subject matter of this Waiver and Release; (f) that by this Waiver and Release he or she is receiving consideration in addition to that which he or she was already entitled; and (g) that he or she has received all information he or she requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties.
8.Participant acknowledges and agrees that he or she has seven (7) days after the date he or she signs this Waiver and Release in which to rescind or revoke this Waiver and Release by providing notice in writing to the Company. Participant further understands that the Waiver and Release will have no force and effect until the end of that seventh day (the “Waiver Effective Date”). If Participant revokes the Waiver and Release, the Company will not be obligated to pay or provide Participant with the benefits described in this Waiver and Release, and this Waiver and Release shall be deemed null and void.
AGREED TO AND ACCEPTED this

______ day of _________________, 20__.

[Name]
Ex. C-6